EX-99.77D: Policies with respect to security investments.

(g)(1) Effective September 30, 2015, the first two paragraphs of the section entitled “PORTFOLIO SUMMARIES - U.S. Government Portfolio-Principal Investment Strategies” are deleted and replaced with the following:

The Portfolio seeks to achieve its objective by investing, under normal circumstances, substantially all (and at least 99.5%) of its total assets in cash, securities issued or guaranteed as to principal and interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government pursuant to authority granted by the Congress of the United States or any certificate of deposit of any of the foregoing, and repurchase agreements that are fully collateralized by cash or such securities.

(g)(2) Effective September 30, 2015, the first and third paragraphs of the section entitled “PORTFOLIO SUMMARIES - U.S. Government Select Portfolio - Principal Investment Strategies” of the Prospectus are deleted and replaced with the following:

The Portfolio seeks to achieve its objective by investing, under normal circumstances, substantially all (and at least 99.5%) of its total assets in cash, securities issued or guaranteed as to principal and interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government pursuant to authority granted by the Congress of the United States or any certificate of deposit of any of the foregoing, and repurchase agreements that are fully collateralized by cash or such securities. Subject to the foregoing 99.5% investment strategy requirement, under normal circumstances, the Portfolio will seek to acquire only those U.S. government securities paying interest that generally is exempt from state income taxation.

(g)(3) Effective September 30, 2015, the first paragraph of the section entitled “PORTFOLIO SUMMARIES -Treasury Portfolio - Principal Investment Strategies” of the Prospectus is deleted and replaced with the following :

The Portfolio seeks to achieve its objective by investing, under normal circumstances, its total assets exclusively in:

•	Cash

•	Short-term bills, notes and other obligations issued or guaranteed by the U.S. Treasury (“Treasury Obligations); and

•	Repurchase agreements collateralized fully by cash or Treasury Obligations.